UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 8, 2006

SEACHANGE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-21393	04-3197974
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Nagog Park, Acton, MA	01720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: (978) 897-0100

No change since last report

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).

Compensation and Bonus Plans

On December 8, 2006, the Compensation and Option Committee of the Board of Directors of SeaChange International, Inc. (“SeaChange”) approved the fiscal year 2007 compensation and bonus plans for each of Ira Goldfarb and Yvette Kanouff, executive officers of SeaChange.

Under the fiscal year 2007 plan, Mr. Goldfarb will receive a base salary of $150,000 and be eligible for a target bonus of a grant of 15,000 restricted stock units (RSUs); and Ms. Kanouff will receive a base salary of $225,000 and be eligible for a target bonus of a grant of 15,000 RSUs. The level of bonus payable to each of Mr. Goldfarb and Ms. Kanouff is dependent on a number of performance factors, including SeaChange’s earnings before interest, taxes, depreciation and amortization (EBITDA), key account acquisitions, cash position, and the completion by the recipient of employee development objectives. The bonus is based on half and full year performance, with the recipient being eligible to earn a portion of the total RSUs for which the employee is eligible based on EBITDA and cash position as of the end of the first half of fiscal year 2007. Both the half and full fiscal year RSU bonus is issuable upon completion of the full fiscal year and vests in equal annual instalments over three years, with the first tranche of that portion relating to half year performance vesting six months after completion of the 2007 fiscal year and the first tranche of that portion relating to full year performance vesting at the end of the 2008 fiscal year. In addition, the plan provides that each of Mr. Goldfarb and Ms. Kanouff may earn additional cash incentive compensation based upon sales within specified product areas.

Change-In-Control Agreements

SeaChange entered into a Change-In-Control Severance Agreement (the “Change-in-Control Agreement”), effective December 8, 2006, with each of Steve Davi and Yvette Kanouff, the terms of which are substantially similar to those agreements previously entered into with other SeaChange executive officers. These Change-in-Control Agreements are filed as Exhibits 10.1 and 10.2 attached hereto.

The Change-In-Control Agreements are designed to provide an incentive to each of Mr. Davi and Ms. Kanouff to remain with SeaChange leading up to and following a Change in Control. For purposes of the Change-In-Control Agreements, “Change in Control” means (i) the members of the Board of Directors of SeaChange at the beginning of any consecutive 12-calendar month period (“Incumbent Directors”) ceasing for any reason other than death to constitute at least a majority of the Board, provided that any director whose election, or nomination for election, was approved by at least a majority of the members of the Board then still in office who were members of the Board at the beginning of the 12-calendar month period shall be deemed to be an Incumbent Director; (ii) any consolidation or merger whereby the stockholders of SeaChange immediately prior to the consolidation or merger do not, immediately after the consolidation or merger, beneficially own shares representing 50% or more of the combined voting power of the securities of the corporation (or its ultimate parent corporation) issuing cash or securities in the consolidation or merger; (iii) any sale or other transfer of all or substantially all of the assets of SeaChange to another entity, other than an entity of which at least 50% of the combined voting power is owned by stockholders in substantially the same proportion as their ownership of SeaChange prior to the transaction; (iv) any approval by the stockholders of SeaChange of a plan for liquidation or dissolution of SeaChange; or (v) any corporation or other person acquiring 40% or more of the combined voting power of SeaChange.

Upon a Change in Control, all of Mr. Davi’s and Ms. Kanouff’s unvested stock options and stock appreciation rights will automatically vest and become immediately exercisable, and any and all restricted stock and restricted stock rights then held by the executive shall fully vest and become immediately transferable free of restriction, other than those imposed by applicable law. In the event of a subsequent termination of the executive’s employment for any reason, all of the stock options and stock appreciation rights then held by the executive and which were granted after December 8, 2006, shall become exercisable for the lesser of (i) the remaining applicable term of the particular stock option or (ii) three years from the date of termination. If within one year following a Change in Control the employment of the executive is terminated (i) by SeaChange other than for specified cause, death or disability, or (ii) by the executive for specified good reason, the executive shall be entitled to the following: (a) two times his or her annual base salary plus one times his or her bonus for the preceding year; (b) for a period of two years, continued health, life and disability benefits; (c) outplacement services for up to one year following termination; (d) up to $5,000 of financial planning services; and (e) accrued vacation pay. If all or any portion of the benefits and payments provided to the executive would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code resulting in the imposition on the executive of an excise tax, the payments and benefits will be “grossed-up” so as to place the executive in the same after-tax position as if no excise tax had been imposed.

Item 8.01. Other Events

Please see Item 5.02(e) above.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

The following Exhibit is furnished as part of this report:

Exhibit No.	Description
10.1	Change-in-Control Severance Agreement, dated as of December 11, 2006, by and between SeaChange and Yvette Kanouff.

10.2	Change-in-Control Severance Agreement, dated as of December 11, 2006, by and between SeaChange and Steven M. Davi.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ Kevin M. Bisson
Kevin M. Bisson
Chief Financial Officer, Treasurer, Secretary and Senior Vice President, Finance and Administration

Dated: December 14, 2006

EXHIBIT INDEX

Exhibit No.	Description
10.1	Change-in-Control Severance Agreement, dated as of December 11, 2006, by and between SeaChange and Yvette Kanouff.

10.2	Change-in-Control Severance Agreement, dated as of December 11, 2006, by and between SeaChange and Steven M. Davi.